EXHIBIT 99.1

(HALL KINION LOGO)

FOR IMMEDIATE RELEASE

Contacts:
At Hall, Kinion & Associates, Inc.

Investor Contact: Martin Kropelnicki Vice President & CFO (415) 925-8700	(415) 925-8700	Media Contact: Laila Kaiser Marketing Director

HALL KINION TO ACQUIRE ONSTAFF, A SPECIALTY STAFFING FIRM

San Jose, CA—August 9, 2002—Hall Kinion & Associates, Inc. (Nasdaq: HAKI), The Talent Source™, announced today that it will acquire the assets of OnStaff, a privately-held, specialty staffing firm based in Burbank, California. Under the terms of the agreement, Hall Kinion will pay approximately $20.0 million in cash and common stock to acquire OnStaff. In addition, the agreement provides for the payment over a three year period of up to an additional $13.0 million subject to the achievement of certain earn-out milestones based on revenue, gross margin, and production targets.

This transaction has received the required approvals from both companies’ board of directors, but is subject to various customary closing conditions. The purchase is expected to be completed within the next few days.

Founded in 1996, OnStaff’s 2001 revenues were approximately $35.2 million. Since inception, the firm has placed more than 30,000 temporary, temporary-to-hire and full-time professionals in the real estate, finance and healthcare sectors throughout the United States with 28 office locations in 12 states.

“The acquisition of OnStaff is a key milestone in our diversification and specialization strategy. We will continue to expand our niche approach to serve clients’ particular needs and capitalize on Hall Kinion’s core strength of providing specialty professionals into high demand markets,” said Brenda Rhodes, Hall Kinion’s Chairman and CEO.

“OnStaff is a premier player in the specialty staffing industry. We believe that OnStaff’s position in the industries it serves will significantly enhance our presence in important growing vertical markets. This enables us to provide even greater services to clients and candidates,” Rhodes said. “In particular, OnStaff’s highly respected brand provides a unique platform for which Hall Kinion can build upon in the real estate sector. We have great respect for the OnStaff management team and we look forward to providing enhanced professional staffing services to our collective client and candidate bases.”

OnStaff will operate as a Hall Kinion subsidiary with Jeffrey Evans continuing as its President. In addition, Evans’ will be appointed as an Executive Vice President of Hall Kinion & Associates.

“We are delighted to be joining a company with the reputation and industry stature of Hall Kinion and are confident this will be a winning combination,” said Evans. “The transaction will broaden both organizations’ ability to provide highly specialized professionals to key companies around the world while offering expanded services into new sectors.”

Hall Kinion & Associates will hold a conference call concerning this announcement on Friday, August 9, 2002. The conference call will begin at 1:00 p.m. EDT/ 10:00 a.m. PDT and will last for approximately one hour. Please dial (800) 982-3654, passcode 6154259, at least five minutes prior to the start time to participate on the call. Investors have the opportunity to listen to the conference call live on the Internet at the company’s web site at http://www.halkinion.com. Investors should go to the web site a few minutes early, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available for one week at (888) 266-2086, passcode 6154259.

About Hall Kinion & Associates

Hall Kinion & Associates, Inc., The Talent Source™ for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors around the globe. The company finds, evaluates and places professional talent in more than 15 critical industries including: Technology, Finance, Medical and Healthcare, Government and Energy. Founded in 1991, Hall Kinion’s client list includes many of the world’s most prominent technology innovators such as Compaq, AT&T Wireless and IBM. The company currently operates in the United States and abroad. Hall Kinion’s Web site address is http://www.hallkinion.com.

About OnStaff

OnStaff, a premier national specialty staffing company, places temporary and full-time employees in Real Estate, Finance and Healthcare industries. The company operates three specialized staffing divisions: TitleTemps; Finance & Accounting; and Healthcare. OnStaff also has two online recruiting and placement websites: TheBoardNetwork.com and MediCenter.com. OnStaff’s Web site address is http://www.onstaff.com.

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